Exhibit 6(k)(v)

COLLEGE RETIREMENT EQUITIES FUND

(CREF)

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Endorsement to Your CREF Minimum Distribution Annuity Certificate

Effective Date: [Attached at issue / Specific Date]

This endorsement is part of your certificate with CREF. Please read this endorsement and attach it to your certificate.

Your certificate is modified as follows:

Notwithstanding any other provision in your certificate, no transaction available to you under your certificate may be made effective on a day that is not a business day.

President and
Chief Executive Officer